UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2013

Chelsea TherapEUtics International, Ltd.
(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:       (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01         Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 28, 2013, Chelsea Therapeutics International, Ltd. (“Chelsea”) received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market notifying Chelsea that because the closing bid price of its common stock has been below $1.00 for 30 consecutive business days, it no longer complies with the requirements for continued listing on The NASDAQ Capital Market set forth in NASDAQ Listing Rule 5550(a)(2). The notice further provides that, pursuant to Listing Rule 5810(c)(3)(A), if, at any time before July 29, 2013, the bid price for Chelsea’s common stock closes at $1.00 or more for the minimum 10 consecutive business days required, the Staff will provide written confirmation to Chelsea that it has regained compliance with the Listing Rules.

The NASDAQ notice does not impact Chelsea’s listing on The NASDAQ Capital Market at this time and Chelsea’s common stock will continue to trade under the symbol “CHTP.”

If Chelsea does not demonstrate compliance with Listing Rule 5550(a)(2) by July 29, 2013, the Staff will determine whether Chelsea meets The NASDAQ Capital Market initial listing criteria set forth in Listing Rule 5505, except for the $1.00 per share bid price requirement. If Chelsea meets such criteria, it may be eligible for an additional 180 day compliance period. If Chelsea does not regain compliance, its common stock will be subject to delisting. At that time, Chelsea may appeal to a NASDAQ Listing Qualifications Panel (“Panel”), and Chelsea’s common stock would remain listed pending the Panel’s decision following a hearing. Chelsea cannot provide any assurances that a Panel will allow Chelsea’s common stock to remain listed in the event of any appeal.

The Company intends to monitor the bid price of its common shares between now and July 29, 2013, and will consider available options to regain compliance with the Listing Rules.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

By:	/s/ J. Nick Riehle
J. Nick Riehle Chief Financial Officer

Dated:    January 31, 2013